ICAHN ENTERPRISES L.P.

ICAHN ENTERPRISES FINANCE CORP.

Icahn Enterprises Holdings L.P.

16690 Collins Avenue, PH-1

Sunny Isles Beach, Florida 33160

August 30, 2024

VIA ELECTRONIC TRANSMISSION

Jenny O’Shanick

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-1004

Re:	Icahn Enterprises L.P., Icahn Enterprises Finance Corp. and Icahn Enterprises Holdings L.P. Registration Statement on Form S-4 Filed August 23, 2024 File No. 333-281731

Dear Ms. O’Shanick:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, Icahn Enterprises L.P., Icahn Enterprises Finance Corp. and Icahn Enterprises Holdings L.P. hereby request acceleration of the effective date of the above-referenced Registration Statement on Form S-4, File No. 333-281731, so that it may become effective at 2:00 p.m. Eastern Time on September 4, 2024, or as soon thereafter as practicable.

[Signature page follows]

Very truly yours,

Icahn Enterprises L.P.

By:	Icahn Enterprises G.P. Inc.,
its general partner

By:	/s/ Ted Papapostolou
	Name:	Ted Papapostolou
	Title:	Chief Financial Officer

Icahn Enterprises Finance Corp.

By:	/s/ Ted Papapostolou
	Name:	Ted Papapostolou
	Title:	Chief Financial Officer

Icahn Enterprises holdings L.P.

By:	Icahn Enterprises G.P. Inc.,
its general partner

By:	/s/ Ted Papapostolou
	Name:	Ted Papapostolou
	Title:	Chief Financial Officer

Signature Page to Acceleration Request